Exhibit 10(ii)

CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 (“Post-Effective Amendment No. 9”) of Registration Statement File No. 333-50540 of MetLife Investors Variable Annuity Account One (the “Account”) on Form N-4 to the reference to our firm in the Statement of Additional Information in Post-Effective Amendment No. 7 to Registration Statement File No. 333-50540 for certain variable annuity contracts, issued by the Account, which is incorporated by reference under this Post-Effective Amendment No. 9. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

SUTHERLAND ASBILL & BRENNAN LLP

/s/ W. Thomas Conner
W. Thomas Conner

Washington, D.C.

July 12, 2004